Exhibit 99.1

                Sono-Tek Announces Record First Quarter Earnings

    MILTON, N.Y., July 9 /PRNewswire-FirstCall/ -- Sono-Tek Corporation
(OTC Bulletin Board: SOTK) today announced sales of $1,206,432 for the three months ended May 31, 2004, an increase of 59% or $447,909 compared to sales of $758,523 for the same period of last year. Operating income for the first three months of the year was $162,572 or 13% of sales compared to $60,783 or 8% of sales for the prior year period. For the three months ended May 31, 2004, the Company had record net income of $134,610 compared to $11,047 for the prior year period and a ten-fold increase in earnings per share.

    The balance sheet is improved from last year at this time with working capital at $1,058,021 at May 31, 2004 from working capital of $445,149 last year, liabilities have been reduced from $2,047,411 at May 31, 2003 to $1,869,835 at May 31, 2004, and shareholders' equity improved from a deficit of $628,406 at May 31, 2003 to positive equity of $770,850 at May 31, 2004.
The Company has reduced its outstanding debt through several debt to equity exchanges and is beginning to repay its subordinated mezzanine debt.

    The Company's sales levels have increased as the result of an improved economy, product development efforts, and related marketing thrusts which have had the effects of improving net income, reducing debt, and bringing shareholders' equity from a deficit position to a positive position.

    According to Dr. Christopher L. Coccio, Sono-Tek's CEO and President, "We have noted a marked increase in new business prospects during the last three quarters, particularly in the electronics markets with new orders for the Company's latest solder flux application system, the SonoFlux 2000F. Sales of our WideTrack and Accumist Stent Coating Systems have contributed to our sales growth. We continue to sell nozzle systems specifically designed for applying anti-restenosis drug coatings to arterial stents. We are continuing to develop coating systems for medical device customers and other customers in a diverse range of industries which include food processing, nanotechnology applications, and plate and float glass manufacturing."


    For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at http://www.sono-tek.com


    Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.


    This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.



                             Sono-Tek Corporation

                           Selected Financial Data

                                                 Three Months Ended May 31,
                                                 2004               2003

     Net Sales                              $1,206,432           $758,523

     Net Income                               $134,610            $11,047

     Basic Earnings Per Share -                  $0.01             $0.001

     Diluted Earnings Per Share -                $0.01             $0.001

     Weighted Average Shares - Basic        10,853,471          9,200,161

     Weighted Average Shares - Diluted      12,973,240         10,137,303



SOURCE  Sono-Tek Corporation
    -0-                             07/09/2004
    /CONTACT:  Dr. Christopher L. Coccio of Sono-Tek Corporation,
+1-845-795-2020/
    /Web site:  http://www.sono-tek.com /
    (SOTK)

CO:  Sono-Tek Corporation
ST:  New York
IN:  CHM OTC
SU:  ERN SLS